Exhibit 5

[Letterhead of Comdisco, Inc.]

                                                               January 29, 1998

Securities and Exchange Commission
450 Fifth Street, N.W.
Judiciary Plaza
Washington, D.C. 20549

Ladies and Gentlemen:

         I am the Vice President and General Counsel of Comdisco, Inc., a Delaware corporation (the "Company"). The Company is filing a Registration Statement on Form S-8 ("Registration Statement") under the Securities Act of 1933, as amended (the "Act"), in connection with the registration under the Act of 10,355,000 shares (the "Shares") of the Common Stock, par value $.10 per share, of the Company to be issued pursuant to awards under the Company's 1998 Stock Option Program and the Company's 1998 Employee Stock Purchase Plan (collectively, the "Plans").

         Assuming the Registration Statement is filed with and accepted by the Securities and Exchange Commission, the Shares, when issued and paid for in accordance with the Plans, will be legally issued, fully paid and non-assessable.

         I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to me under the heading "Legal Opinions" in the Registration Statement.

                                              Very truly yours,


                                              /s/ Jeremiah M. Fitzgerald
                                              Vice President and General Counsel